Exhibit 5.1

November 17, 2015

CIFC LLC
250 Park Avenue, 4th Floor

New York, New York 10177

Ladies and Gentlemen:

We have acted as counsel to CIFC LLC, a Delaware limited liability company (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of an aggregate of 25,515,805 shares representing limited liability company interests in the Company (the “Shares”), in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of November 11, 2015 (the “Merger Agreement”), by and among the Company, CIFC Corp., a Delaware corporation, and CIFC Merger Corp., a Delaware corporation and wholly owned subsidiary of the Company.

We have examined the Registration Statement, the Merger Agreement, the certificate of formation of the Company and the form of Amended and Restated Limited Liability Company Agreement of the Company (the “LLC Agreement”), each of which has been filed with the Commission as an exhibit to the Registration Statement.  We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.  As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that when the Shares have been issued in accordance with the terms and conditions set forth in the Merger Agreement and the LLC Agreement, the Shares will be validly issued, and holders of the Shares will have no obligation to make payments or contributions to the Company or its creditors solely by reason of their ownership of the Shares.

We do not express any opinion herein concerning any law other than the Delaware Limited Liability Company Act.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/S/ SIMPSON THACHER & BARTLETT LLP

Simpson Thacher & Bartlett LLP